-----------                                        -----------------------------
| FORM 4  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Pearlman,       Herbert           M.          |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    93 Mason Street                               |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Greenwich,        CT          06830          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   July, 1997
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |     X  Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |        Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
                 |                                       |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock                                   |          07/17/97
----------------------------------------------------|---------------------------
(b)                                                 |          07/17/97
----------------------------------------------------|---------------------------
(c)                                                 |          07/17/97
----------------------------------------------------|---------------------------
(d)                                                 |          07/17/97
----------------------------------------------------|---------------------------
(e)                                                 |          07/17/97
----------------------------------------------------|---------------------------
(f)                                                 |          07/17/97
----------------------------------------------------|---------------------------
(g)                                                 |          07/22/97
----------------------------------------------------|---------------------------
(h)                                                 |          07/22/97
----------------------------------------------------|---------------------------
(i)                                                 |          07/23/97
----------------------------------------------------|---------------------------
(j)                                                 |          07/23/97
----------------------------------------------------|---------------------------
(k)                                                 |          07/23/97
----------------------------------------------------|---------------------------
(l)                                                 |          07/23/97
----------------------------------------------------|---------------------------
(m)                                                 |          07/29/97
----------------------------------------------------|---------------------------
(n)                                                 |          07/29/97
----------------------------------------------------|---------------------------
(o)                                                 |          07/30/97
----------------------------------------------------|---------------------------
(p)                                                 |          07/30/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
                            |
----------------------------|---------------------------------------------------
    Code   |       V        |       Amount     |     (A) or (D)     |   Price
-----------|----------------|------------------|--------------------|-----------
(a)  C     |                |    17,323        |         A          | 13.1886
-----------|----------------|------------------|--------------------|-----------
(b)  C     |                |     3,077        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(c)  S     |                |     5,000        |         D          | 41.50
-----------|----------------|------------------|--------------------|-----------
(d)  S     |                |     5,000        |         D          | 41.5625
-----------|----------------|------------------|--------------------|-----------
(e)  S     |                |     6,850        |         D          | 41.625
-----------|----------------|------------------|--------------------|-----------
(f)  S     |                |     3,550        |         D          | 41.75
-----------|----------------|------------------|--------------------|-----------
(g)  C     |                |     4,350        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(h)  S     |                |     4,350        |         D          | 40.50
-----------|----------------|------------------|--------------------|-----------
(i)  C     |                |     5,750        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(j)  S     |                |       650        |         D          | 40.50
-----------|----------------|------------------|--------------------|-----------
(k)  S     |                |     5,000        |         D          | 40.625
-----------|----------------|------------------|--------------------|-----------
(l)  S     |                |        50        |         D          | 40.1875
-----------|----------------|------------------|--------------------|-----------
(m)  C     |                |     4,900        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(n)  S     |                |     4,950        |         D          | 40.75
-----------|----------------|------------------|--------------------|-----------
(o)  C     |                |    15,000        |         A          | 13.05
-----------|----------------|------------------|--------------------|-----------
(p)  S     |                |    15,000        |         D          | 41.00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Month       |      Indirect (I)      |      Ownership
     (Instr. 3 and 4)      |      (Instr. 4)        |      (Instr. 4)
---------------------------|------------------------|---------------------------
(a)                        |                        |
---------------------------|------------------------|---------------------------
(b)                        |                        |
---------------------------|------------------------|---------------------------
(c)                        |                        |
---------------------------|------------------------|---------------------------
(d)                        |                        |
---------------------------|------------------------|---------------------------
(e)                        |                        |
---------------------------|------------------------|---------------------------
(f)                        |                        |
---------------------------|------------------------|---------------------------
(g)                        |                        |
---------------------------|------------------------|---------------------------
(h)                        |                        |
---------------------------|------------------------|---------------------------
(i)                        |                        |
---------------------------|------------------------|---------------------------
(j)                        |                        |
---------------------------|------------------------|---------------------------
(k)                        |                        |
---------------------------|------------------------|---------------------------
(l)                        |                        |
---------------------------|------------------------|---------------------------
(m)                        |                        |
---------------------------|------------------------|---------------------------
(n)                        |                        |
---------------------------|------------------------|---------------------------
(o)                        |                        |
---------------------------|------------------------|---------------------------
(p)   124,428              |           D            |
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Options - Right To Buy                 |       25.125   |
--------------------------------------------|----------------|------------------
(b)  Employee Warrants                      |       24.00    |
--------------------------------------------|----------------|------------------
(c)  Contract Warrants - A                  |       13.1886  |    07/17/97
--------------------------------------------|----------------|------------------
(d)  Contract Warrants - B                  |       13.05    |    07/17/97
                                            |                |    07/22/97
                                            |                |    07/23/97
                                            |                |    07/29/97
                                            |                |    07/30/97
--------------------------------------------|----------------|------------------
(e)  Employee Warrants                      |       32.00    |
--------------------------------------------|----------------|------------------
(f)  Employee Warrants                      |       43.00    |
--------------------------------------------|----------------|------------------
(g)  Employee Warrants                      |       41.625   |
--------------------------------------------|----------------|------------------
(h)  Employee Warrants                      |       41.00    |
--------------------------------------------|----------------|------------------
(i)  Employee Warrants                      |       40.50    |
--------------------------------------------|----------------|------------------
(j)  Employee Warrants                      |       40.00    |
--------------------------------------------|----------------|------------------
(k)  Employee Warrants                      |       40.00    |
--------------------------------------------|----------------|------------------
(l)  Employee Warrants                      |       41.5625  |    07/31/97
--------------------------------------------|----------------|------------------
(m)  Employee Warrants                      |       41.625   |    07/31/97
--------------------------------------------|----------------|------------------
(n)  Employee Warrants                      |       41.75    |    07/31/97
--------------------------------------------|----------------|------------------
(o)  Employee Warrants                      |       41.75    |    07/31/97
--------------------------------------------|----------------|------------------
(p)  Employee Warrants                      |       40.50    |    07/31/97
--------------------------------------------|----------------|------------------
(q)  Employee Warrants                      |       40.5625  |    07/31/97
--------------------------------------------|----------------|------------------
(r)  Employee Warrants                      |       40.625   |    07/31/47
--------------------------------------------|----------------|------------------
(s)  Employee Warrants                      |       40.75    |    07/31/97
--------------------------------------------|----------------|------------------
(t)  Employee Warrants                      |       40.8125  |    07/31/97
--------------------------------------------|----------------|------------------
(u)  Employee Warrants                      |       41.0625  |    07/31/97
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T     |   V   |     (A)     |     (D)       |   Date        | Expiration
           |       |             |               | Exercisable   |      Date
-----------|-------|-------------|---------------|---------------|--------------
(a)        |       |             |               |      (1)      |  11/29/05
-----------|-------|-------------|---------------|---------------|--------------
(b)        |       |             |               |    04/11/94   |  04/11/99
-----------|-------|-------------|---------------|---------------|--------------
(c)  C     |       |             |  17,323       |    12/10/90   |  12/10/97
-----------|-------|-------------|---------------|---------------|--------------
(d)  C     |       |             |   3,077       |    12/10/90   |  12/10/00
     C     |       |             |   4,350       |               |
     C     |       |             |   5,750       |               |
     C     |       |             |   4,900       |               |
     C     |       |             |  15,000       |               |
-----------|-------|-------------|---------------|---------------|--------------
(e)        |       |             |               |    04/28/95   |  04/28/00
-----------|-------|-------------|---------------|---------------|--------------
(f)        |       |             |               |    12/05/96   |  11/26/01
-----------|-------|-------------|---------------|---------------|--------------
(g)        |       |             |               |    12/05/96   |  11/27/01
-----------|-------|-------------|---------------|---------------|--------------
(h)        |       |             |               |    12/05/96   |  11/29/01
-----------|-------|-------------|---------------|---------------|--------------
(i)        |       |             |               |    12/05/96   |  12/02/01
-----------|-------|-------------|---------------|---------------|--------------
(j)        |       |             |               |    12/05/96   |  12/03/01
-----------|-------|-------------|---------------|---------------|--------------
(k)        |       |             |               |    12/05/96   |  12/04/01
-----------|-------|-------------|---------------|---------------|--------------
(l)  A     |   V   |   10,000    |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(m)  A     |   V   |    6,850    |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(n)  A     |   V   |      473    |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(o)  A     |   V   |    3,077    |               |    07/31/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(p)  A     |   V   |    4,350    |               |    07/31/97   |  07/22/02
-----------|-------|-------------|---------------|---------------|--------------
(q)  A     |   V   |      700    |               |    07/31/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(r)  A     |   V   |    5,000    |               |    07/31/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(s)  A     |   V   |       50    |               |    07/31/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(t)  A     |   V   |    4,900    |               |    07/31/97   |  07/29/02
-----------|-------|-------------|---------------|---------------|--------------
(u)  A     |   V   |   15,000    |               |    07/31/97   |  07/30/02
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |     50,000     |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |     86,063     |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |     17,323     |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |      3,077     |
                                   |      4,350     |
                                   |      5,740     |
                                   |      4,900     |
                                   |     15,000     |
-----------------------------------|----------------|---------------------------
(e)  Common Stock                  |     40,000     |
-----------------------------------|----------------|---------------------------
(f)  Common Stock                  |      1,381     |
-----------------------------------|----------------|---------------------------
(g)  Common Stock                  |        733     |
-----------------------------------|----------------|---------------------------
(h)  Common Stock                  |      4,982     |
-----------------------------------|----------------|---------------------------
(i)  Common Stock                  |      6,883     |
-----------------------------------|----------------|---------------------------
(j)  Common Stock                  |      6,957     |
-----------------------------------|----------------|---------------------------
(k)  Common Stock                  |      1,355     |
-----------------------------------|----------------|---------------------------
(l)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(m)  Common Stock                  |      6,850     |
-----------------------------------|----------------|---------------------------
(n)  Common Stock                  |        473     |
-----------------------------------|----------------|---------------------------
(o)  Common Stock                  |      3,077     |
-----------------------------------|----------------|---------------------------
(p)  Common Stock                  |      4,350     |
-----------------------------------|----------------|---------------------------
(q)  Common Stock                  |        700     |
-----------------------------------|----------------|---------------------------
(r)  Common Stock                  |      5,000     |
-----------------------------------|----------------|---------------------------
(s)  Common Stock                  |         50     |
-----------------------------------|----------------|---------------------------
(t)  Common Stock                  |      4,900     |
-----------------------------------|----------------|---------------------------
(u)  Common Stock                  |     15,000     |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)       50,000            |            D          |
----------------------------|-----------------------|---------------------------
(b)       86,063            |            D          |
----------------------------|-----------------------|---------------------------
(c)            0            |            D          |
----------------------------|-----------------------|---------------------------
(d)       46,537            |            D          |
----------------------------|-----------------------|---------------------------
(e)       40,000            |            D          |
----------------------------|-----------------------|---------------------------
(f)        1,381            |            D          |
----------------------------|-----------------------|---------------------------
(g)          733            |            D          |
----------------------------|-----------------------|---------------------------
(h)        4,982            |            D          |
----------------------------|-----------------------|---------------------------
(i)        6,883            |            D          |
----------------------------|-----------------------|---------------------------
(j)        6,957            |            D          |
----------------------------|-----------------------|---------------------------
(k)        1,355            |            D          |
----------------------------|-----------------------|---------------------------
(l)       10,000            |            D          |
----------------------------|-----------------------|---------------------------
(m)        6,850            |            D          |
----------------------------|-----------------------|---------------------------
(n)          473            |            D          |
----------------------------|-----------------------|---------------------------
(o)        3,077            |            D          |
----------------------------|-----------------------|---------------------------
(p)        4,350            |            D          |
----------------------------|-----------------------|---------------------------
(q)          700            |            D          |
----------------------------|-----------------------|---------------------------
(r)        5,000            |            D          |
----------------------------|-----------------------|---------------------------
(s)           50            |            D          |
----------------------------|-----------------------|---------------------------
(t)        4,900            |            D          |
----------------------------|-----------------------|---------------------------
(u)       15,000            |            D          |
--------------------------------------------------------------------------------


Explanation of Responses:


1. Options have ten year terms, 0% exercisable on date of grant, 33% exercisable on first anniversary, 66% exercisable on second anniversary, and 100% exercisable on third anniversary.



                                    /s/ Herbert M. Pearlman
                                    by Marcia H. Kendrick               8/08/97
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).